Exhibit 99.1

For Further Information:

Howard N. Feist

Chief Financial Officer

(781) 237-6655

AMERICAN BILTRITE REPORTS THIRD QUARTER RESULTS

WELLESLEY HILLS, MA, NOVEMBER 2, 2011 - American Biltrite Inc. (NYSE Amex: ABL) reported its results for the third quarter of 2011 today. Net sales for the three months ended September 30, 2011 were $52.5 million, down 2.3% from $53.8 million in the third quarter of 2010. For the three months ended September 30, 2011, net income from continuing operations was $83 thousand, or $0.02 per share (basic and diluted), compared to net income from continuing operations of $2.0 million, or $0.59 per share (basic and diluted) for the third quarter of 2010. For the nine months ended September 30, 2011, net sales were $157.6 million compared with net sales of $150.5 million for the same period in 2010. For the nine months ended September 30, 2011, net income from continuing operations was $49 thousand, or $0.01 per share (basic and diluted), compared to net income from continuing operations of $2.0 million, or $0.58 per share (basic and diluted) for the nine months ended September 30, 2010.

Roger S. Marcus, Chairman of the Board, commented “The economic environment continues to be very challenging. While our sales for the third quarter were close to the same level as a year ago, our net results were considerably worse. Raw material costs remain high, and while we are recovering some of these increases through pricing, our profit margins are not where they should be. In addition, our product mix in the third quarter was less profitable than last year and our manufacturing efficiencies were unfavorably affected by lower unit volumes.”

Mr. Marcus continued “Our Tape business had an especially difficult quarter as unfavorable currency translation compounded the effects of weaker demand and continued margin pressures from raw material inflation. K&M’s third quarter sales were comparable to last year but much less profitable as that business has also seen margins squeezed as well as a shift in sales mix. Our Canadian division earned slightly less than last year on modestly higher sales, as weakness in flooring demand was offset by improved results in rubber products.”

The Company’s former subsidiary Congoleum Corporation filed a voluntary petition for bankruptcy protection on December 31, 2003, with the United States Bankruptcy Court for the District of New Jersey seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago. Congoleum’s plan of reorganization was confirmed by the United States District Court for the District of New Jersey on June 7, 2010 and became effective July 1, 2010. Upon effectiveness of Congoleum’s plan of reorganization, ABI’s ownership interests in Congoleum were cancelled by operation of the plan. Consequently, the results of reorganized Congoleum are not included in the consolidated results of the Company subsequent to June 30, 2010.

Congoleum’s historical results through June 30, 2010, which ABI reported in consolidation, included losses of $90.7 million in excess of the value of ABI’s investment in Congoleum. The deconsolidation of Congoleum in July 2010 resulted in the elimination from American Biltrite’s consolidated stockholders’ equity of the accumulated deficit of $90.7 million attributed to Congoleum. This $90.7 million was comprised of two components. One component was the elimination of $37.1 million for prior period pension adjustments recorded by ABI against accumulated other comprehensive income on the balance sheet. The other component was the elimination of $53.6 million of operating losses charged against ABI’s retained earnings. That $53.6 million elimination was recorded as a non-cash gain from deconsolidation in net income of discontinued operation.

The Company’s net income attributable to controlling interests consists of three components: the net income or loss of its continuing operations, the results of the discontinued operation (net of non-controlling interests), and the gain from deconsolidation of Congoleum. The following table presents these amounts for the three and nine months ended September 30, 2011 and 2010 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Income from continuing operations	$83	$2,043	$49	$2,001
Results of discontinued operation, net of non-controlling interests	—	—	—	(627)
Gain from deconsolidation	—	53,565	—	53,565
Net income attributable to controlling interests	$83	$55,608	$49	$54,939

Per share:
Basic	$0.02	$16.16	$0.01	$15.96
Diluted	0.02	16.13	0.01	15.95

Warning regarding forward-looking statements and certain risks

The above news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on American Biltrite’s expectations, as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward-looking statements, except as may be required by the federal securities laws. Although American Biltrite believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations. Any or all of these expectations may turn out to be incorrect and any forward-looking statements made in this release speak only as of the date of this release. Readers are cautioned not to place undue reliance on any forward-looking statements. Actual results could differ significantly as a result of various factors. For example, the above news release indicates that American Biltrite’s sales for the third quarter of 2011 were close to the level of its sales for the third quarter of 2010. This may imply that American Biltrite’s sales will remain close to level or will increase. However, American Biltrite continues to operate under difficult and unpredictable business and industry conditions, and its sales may not remain close to level and could decrease. In addition, the above news release indicates that American Biltrite is attempting to recover some of the raw material cost increases it has experienced, which may imply that it will be able to do so. However, American Biltrite operates in highly competitive markets and under continued challenging economic and industry conditions, and, as a result, it may not be able to successfully pass through its cost increases to its customers, and its costs, including raw material costs, could continue to increase. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results.

The consummation of the Congoleum plan of reorganization does not affect American Biltrite’s own significant asbestos related liabilities. The extent of American Biltrite’s asbestos related liabilities and related funding obligations, and the impact such liabilities and obligations may have on its businesses, financial condition and results of operations, will depend on various factors, many of which are beyond American Biltrite’s control, including: the future cost and timing of estimated asbestos liabilities and payments; the extent to which asbestos related claims are made against American Biltrite and the costs and timing associated with defending against such claims; the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims; the availability of funds to pay any such amounts for which insurance or other third party reimbursements are not available; the extent to which resources are diverted from American Biltrite’s businesses to instead be applied to such liabilities and related matters; the extent to which other defendants which may be found to be jointly and severally liable with American Biltrite fund their allocated portion of asbestos liabilities; and the impact of any adopted federal legislation addressing asbestos claims.

Other factors that could cause actual results to differ from expectations include: (i) any termination of American Biltrite’s business arrangements with Congoleum and possible conflicting demands on American Biltrite’s executive officers in light of American Biltrite’s contractual obligations to make those officers’ services available to Congoleum; (ii) American Biltrite’s access to debt financing on satisfactory terms, its ability to comply with the covenants imposed on it under its credit agreement, the availability of borrowings under its credit facilities and its ability to generate sufficient operating cash flows to fund its businesses and operations; (iii) the future cost and timing of payments associated with and availability of insurance coverage for environmental liabilities and non-asbestos product and general liability claims; (iv) continued or increased volatility or high prices for raw materials or energy and the availability of raw materials; (v) increased competitive activity from competitors, some of which have greater resources and broader distribution channels; (vi) unfavorable developments in various markets for American Biltrite’s or its subsidiaries’ products or in the national or global economy in general; (vii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of American Biltrite’s or its subsidiaries’ facilities or distributors; (viii) the incurrence of product warranty costs; (ix) changes in customers for American Biltrite’s or its subsidiaries’ products or the failure of customers to timely pay for product purchased; (x) the failure of distributors or sales representatives to adequately perform; and (xi) the loss of any key executives.

Other factors which may cause actual results to differ from expectations include those set forth in American Biltrite’s other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and its subsequent filings.

AMERICAN BILTRITE INC.

RESULTS FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2011 AND 2010

($000, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$52,524	$53,758	$157,638	$150,549

Cost of products sold	40,165	39,722	120,614	110,559
Selling, general & administrative expenses	12,234	12,241	37,614	36,964

Income (loss) from operations	125	1,795	(590)	3,026

Interest and other (expense) income, net	(691)	970	65	(36)
(Benefit from) provision for income taxes	(650)	715	(575)	930
Noncontrolling interests	(1)	(7)	(1)	(59)

Income from continuing operations	83	2,043	49	2,001
Income from discontinued operation, net of noncontrolling interests (including gain on deconsolidation of $53,565 in the three months ended September 30, 2010)	—	53,565	—	52,938
Net income attributable to controlling interests	$83	$55,608	$49	$54,939

Basic income per share:
Income from continuing operations per common share	$0.02	$0.59	$0.01	$0.58
Income from discontinued operation per common share	—	15.57	—	15.38
Net income attributable to controlling interests per common share	$0.02	$16.16	$0.01	$15.96

Diluted income per share:
Income from continuing operations per common share	$0.02	$0.59	$0.01	$0.58
Income from discontinued operation per common share	—	15.54	—	15.37
Net income attributable to controlling interests per common share	$0.02	$16.13	$0.01	$15.95

Weighted average number of common and equivalent shares outstanding
Basic	3,447,142	3,441,369	3,443,971	3,441,455
Diluted	3,483,268	3,446,871	3,473,052	3,445,151

AMERICAN BILTRITE INC.

RESULTS FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2011 AND 2010

BY SEGMENT

($000)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues from external customers

Tape products	$24,266	$25,765	$76,755	$73,295
Jewelry	13,503	13,486	33,618	36,438
Canadian division	14,755	14,507	47,265	40,816

Total revenues from external customers	$52,524	$53,758	$157,638	$150,549

Segment profit (loss) before taxes

Tape products	$(1,437)	$535	$(2,458)	$(757)
Jewelry	124	1,754	61	2,357
Canadian division	473	586	1,847	1,230
Corporate income (expense)	274	(110)	25	160

Total segment (loss) income before taxes	$(566)	$2,765	$(525)	$2,990